Exhibit 10.09d

FOURTH AMENDMENT TO KIMMEL AUTOMOTIVE, INC. PENSION PLAN

PROVISIONS APPLICABLE TO KIMMEL AUTOMOTIVE PARTICIPANTS

The provisions set forth in this Appendix pertain only to those Participants who have a frozen Accrued Benefit which was accrued under the Kimmel Automotive Pension Plan, which was subsequently merged into GUST Amendment and Restatement of the Monro Muffler Brake, Inc. Retirement Plan, dated April 1, 2002, as amended (the “Plan”). The sections referenced below will supersede the parallel provision in the body of the Plan document with respect to those Participants.

Retirement Benefit Provisions

Definitions

“Accrued Benefit” means the retirement benefit a Participant is entitled to receive and is equal to his Accrued Benefit calculated pursuant to the provisions of the Kimmel Automotive Pension Plan, frozen as of May 15, 2001, and computed to the nearest cent. Such Participant’s Accrued Benefit shall not consider any additional Years of Service beyond May 15, 2001, or any additional Compensation beyond May 15, 2001.

Under the frozen Kimmel Automotive Pension Plan, a Participant’s Accrued Benefit is a monthly pension, commencing on his Normal Retirement Age and continuing for life, equal to 30% of his Final Average Compensation less 15% of his Adjusted Average Compensation not in excess of Covered Compensation; provided, however, that the monthly pension of any Participant who shall, at his Retirement date, or date of termination, if earlier, have rendered fewer than 30 Years of Service at such date, shall be reduced by 1/30th for each year that his full Years of Service are less than 30.

However for Code Section 401(a)(17) Employees (Employees with Compensation in excess of $150,000 in any year prior to 1994), the Normal Retirement Benefit shall equal the greater of the preceding paragraph benefit, using all years of Service and the

401(a)(17) Compensation limit in effect in the year of separation of service, or if greater, the sum of (a) and (b) below:

(a) The frozen accrued benefit as of December 31, 1993 determined as if the employee terminated on that date and using the
401(a)(17) limit(s) in effect on that date, plus

(b) The Employee’s accrued benefit determined under the formula applicable to benefit accrual in years after December 31, 1993, using Years of Service after December 31, 1993 and 401(a)(17) compensation limit(s) after December 31, 1993.

Any monthly pension benefit shall be reduced by an amount paid or payable to or on account of any Participant under any other qualified pension plan of the Employer to the extent that such amount paid or payable under such other qualified pension plan is attributable to contributions paid by the Employer with respect thereto, if such benefit under such other plan would result in a duplication of pension benefits. The foregoing shall not apply, however, to benefits payable under the Federal Social Security Act.

“Adjusted Average Compensation” has the same meaning as “Final Average Compensation” except that Compensation for any year in excess of the Social Security Taxable Wage Base in effect at the beginning of such year shall not be taken into account.

“Covered Compensation” means the average of the maximum Taxable Wage Bases for the 35 year period ending with the year in which the individual attains Social Security retirement age. For purposes of calculating pension benefits for Participants who terminate employment before normal retirement age, it shall be assumed that the wage base in effect in the year of the Participant’s termination shall remain the same until he reaches Social Security retirement age.

“Final Average Compensation” shall mean 1/12th of the average of the Participant’s annual Compensation over the three consecutive full calendar years during the ten Plan Years as an Employee, ending on or prior to the date as of which benefits are calculated, which give the highest average. For purposes of this paragraph, a “full calendar year” means a calendar year in which the Employee was credited with at least 1,000 Hours of Service; provided, further, that where the Employee is credited with at least 1,000 Hours during a calendar year, his actual compensation for that year shall not be annualized. Adjusted Average Compensation shall have the same meaning as Final Average Compensation, except that compensation for any year in excess of the Social Security Taxable Wage Base in effect at the beginning of such year shall not be taken into account.

“Normal Retirement Date” means:

(a) for Participants who first became Participants prior to January 1, 1995, the first day of the month coincident with or next following the Participant’s 65th birthday;

(b) for Participants who first became Participants after December 31, 1994, the first day of the month coinciding with or next following the Participant’s 65th birthday, or the Participant’s 5th anniversary of joining the Plan, if later.

“Taxable Wage Base” means the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the Plan Year.

“Year of Service” means a Plan Year in which an Employee has at least 1,000 Hours of Service, and all Plan Years from his date of hire, including years prior to the adoption of the Plan, which are not otherwise excluded either due to a Break in Service or as detailed below shall be used to determine Year of Service under this paragraph. However, for years prior to January 1, 1977, “Year of Service” shall be determined by the Employer employment records as of that date, giving credit for a “Year of Service” for each calendar year in which an Employee was employed for the full year.

If a Participant incurs five or more consecutive one-year Breaks in Service, he shall lose credit for all Years of Service prior to the initial one-year Break in Service unless:

(a) the Participant had a vested interest in his Accrued Benefit immediately prior to his initial one-year Break in Service, or

(b) the number of his Years of Service prior to his initial one-year Break in Service exceeds the number of his one-year Breaks in Service.

Amount of Retirement Benefit. Subject to the limits set forth herein, the monthly normal retirement benefit payable to an Employee is equal to his frozen Accrued Benefit as of May 15, 2001.

Early Retirement Benefit Provisions

“Early Retirement Date” means the date (prior to Normal Retirement Date) which is the later of (1) the date on which a Participant or former Participant attains the later of age 55 and (2) the date he completes ten Years of Service with the Employer. Effective January 1, 1995, for any new Participant or for any Participant who has not completed five Years of Service by December 31, 1994, “Early Retirement Date” means the date (prior to Normal Retirement Date) which is the later of (1) the date on which a Participant or former Participant attains the later of age 62 and (2) the date he completes 20 Years of Service with the Employer. A Participant shall become fully vested upon reaching his Early Retirement Date if still employed.

A former Participant who separates from service after satisfying the service requirement for Early Retirement and who thereafter reaches the age requirement contained herein shall be entitled to receive benefits under this Plan.

In the event that a Participant elects to begin receiving his benefit prior to his Normal Retirement Date, his benefit shall equal his Accrued Benefit reduced by 1/15th for each of the first five years and 1/30th for each of the next five years that the date on which benefits commence precedes the Participant’s Normal Retirement Date.

Late Retirement Provisions

At the request of a Participant, the Participant may be continued in employment beyond Normal Retirement Date. In such event, no retirement benefit will be paid to the Participant until the Participant actually retires, subject, however to any required minimum distributions pursuant to Section 5.10. At the close of each Plan Year prior to the Participant’s actual Retirement Date, a Participant shall be entitled to a retirement benefit equal to the greater of (1) the Actuarial Equivalent of the monthly retirement benefit such Participant was entitled to at the close of the prior Plan Year, or (2) the Participant’s Accrued Benefit determined at the close of the Plan Year. The monthly retirement benefit calculated pursuant to this Section 5.2(h) shall be offset by the actuarial value (determined pursuant to Section 1.3) of the total benefit distributions (pursuant to Section 5.10) made by the close of the Plan Year.

Optional Forms of Benefit Payments

Optional Forms of Benefits. In the event a married Participant duly elects pursuant to paragraph (a)(2) above not to receive benefits in the form of a joint and survivor annuity, or if such Participant is not married, in the form of a life annuity, the Administrator, pursuant to the election of the Participant, shall direct the Trustee to distribute to a Participant or such Participant’s Beneficiary an amount which is the Actuarial Equivalent of the monthly retirement benefit provided in Section 5.1(c) in one or more of the following methods:

(1) Monthly pension payable over the life of the Participant.

(2) Reduced monthly pension payable over the life of the Participant and the life of the Participant’s designated Beneficiary (50% joint and survivor annuity).

(3) Reduced monthly pension payable over the life of the Participant and the life of the Participant’s designated Beneficiary (66 2/3% joint and survivor annuity).

(4) Reduced monthly pension payable over the life of the Participant and the life of the Participant’s designated Beneficiary (75% joint and survivor annuity).

(5) Reduced monthly pension payable over the life of the Participant and the life of the Participant’s designated Beneficiary (100% joint and survivor annuity).

However, any such annuity may not be in any form that will provide for payments over a period extending beyond either the life of the Participant (or the lives of the Participant and the Participant’s designated Beneficiary) or the life expectancy of the Participant (or the life expectancy of the Participant and the Participant’s designated Beneficiary).

“Actuarial Equivalent”. For purposes of determining a lump sum, the Actuarial Equivalent as of any determination date on or after April 1, 2008 shall be determined as follows:

(a) for determination dates prior April 1, 2009, the greater of the value determined under (i) or (ii):

(i)	Actuarial Equivalence as calculated in accordance with Code Section 417(e)(3), Revenue Ruling 2007-67 and such other guidance as may be issued by the Commissioner of Internal Revenue; provided that the “applicable interest rate” shall be determined as of the month immediately preceding the first day of the Plan Year;

(ii)	Actuarial Equivalence as calculated in accordance with Code Section 417(e)(3), Revenue Ruling 2007-67 and such other guidance as may be issued by the Commissioner of Internal Revenue; provided that the “applicable interest rate” shall be determined for the month of February immediately preceding the first day of the Plan Year.

(b) for determination dates on or after April 1, 2009, the Actuarial Equivalent basis as described in (a)(ii) above.

For purposes of determining optional forms of benefit payments not subject to Code Section 417(e)(3), “Actuarial Equivalent” shall mean the dollar value of a benefit computed on the basis of the Group Annuity Table for 1971 using 100% male rates and an interest rate of seven percent (7%).

Involuntary Cashouts

The involuntary cashout provisions in Section 5.2(b) of the Plan shall apply.